Exhibit (a)(1)(A)

AG MORTGAGE INVESTMENT TRUST, INC.
OFFER TO EXCHANGE COMMON STOCK
FOR
8.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK,
8.00% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK AND
8.000% SERIES C FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PREFERRED STOCK

Security	CUSIP	Symbol	Consideration Offered

8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred”)	001228204	MITT PrA	5 shares of newly issued common stock of the Company, par value $0.01 (the “Common Stock”) for each share of Series A Preferred (subject to proration as described herein)

8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred”)	001228303	MITT PrB	5 shares of newly issued Common Stock for each share of Series B Preferred (subject to proration as described herein)

8.000% Series C Fixed- to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred”)	001228402	MITT PrC	5 shares of newly issued Common Stock for each share of Series C Preferred (subject to proration as described herein)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2020.
WE MAY EXTEND THE EXCHANGE OFFER AND
WITHDRAWAL PERIOD AT ANY TIME.

AG Mortgage Investment Trust, Inc. (the “Company,” “our,” “we” or “us”) is offering to exchange newly issued shares of our Common Stock, par value $0.01 per share (NYSE: MITT) (the “Common Stock”), on the terms and conditions set forth in this Offer to Exchange (the “Offer to Exchange”), for up to 1,363,670 outstanding shares of our Preferred Stock, par value $0.01 per share (the “Preferred Stock”), without regard to series, subject to, as necessary, proration (the “Exchange Offer”). Our class of Preferred Stock has three series; 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred”), 8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred”), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred”).

As of August 14, 2020, 2,070,000 shares of Series A Preferred, 4,600,000 shares of Series B Preferred and 4,600,000 shares of Series C Preferred were outstanding. On August 13, 2020, the last reported sale prices of the Series A Preferred, Series B Preferred, Series C Preferred and Common Stock on the New York Stock Exchange (the “NYSE”) were $16.45, $16.61, $16.50 and $2.99, respectively.

The consideration offered under the Exchange Offer is limited to 6,818,350 newly issued shares of Common Stock (the “Offer Consideration Cap”), representing approximately 19.9% of our outstanding Common Stock. There is no minimum tender condition to the consummation of the Exchange Offer. If the number of shares of Common Stock required to be issued in exchange for shares of Preferred Stock validly tendered and not withdrawn by the expiration date exceeds the Offer Consideration Cap, the shares of Preferred Stock so tendered will be accepted on a pro rata basis such that the aggregate number of shares of Common Stock issued in the Exchange Offer equals the Offer Consideration Cap. Pursuant to this structure, validly tendered shares of Preferred Stock will be accepted for exchange on a pro rata basis in proportion to the aggregate number of shares of Preferred Stock validly tendered (and not withdrawn) by the expiration date, with no series of Preferred Stock having priority over any other series of Preferred Stock to be exchanged pursuant to the Exchange Offer.

The Information Agent for the Exchange Offer is:
D.F. King & Co., Inc.
Call Toll-Free: (800) 488-8035
Contact via E-mail at: MITT@dfking.com
The date of this Offer to Exchange is August 14, 2020

The Exchange Offer will expire at 11:59 p.m., New York City Time, on September 11, 2020, unless extended or terminated by us. The term “expiration date” means 11:59 p.m., New York City Time, on September 11, 2020, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

The Depository Trust Company (“DTC”) and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

See “Risk Factors” beginning on page 18 for a discussion of issues that you should consider with respect to the Exchange Offer.

You must make your own decision whether to tender Preferred Stock in the Exchange Offer and, if so, how much of such Preferred Stock to tender. Neither we, our Board of Directors, our Manager, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

We are making the Exchange Offer only to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Preferred Stock. Our officers, directors and employees may solicit tenders from holders of Preferred Stock and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

The Exchange Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

The following is a summary of the terms of the Exchange Offer being provided for your convenience. It highlights certain material information in the Offer to Exchange, but before you make any decision with respect to the Exchange Offer, we urge you to read carefully this entire Offer to Exchange, including the sections entitled “Risk Factors” and “Comparison of Rights Between the Preferred Stock and the Common Stock” and the documents incorporated by reference into this Offer to Exchange. Our most recent Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 are available online at the SEC website (www.sec.gov) and our website (www.agmit.com), and are also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange.

The Company	AG Mortgage Investment Trust, Inc., a Maryland corporation.

The Address and Phone Number of the Company’s Principal Executive Offices	245 Park Avenue, 26th Floor New York, New York 10167 (212) 692-2000

The Company’s Business

AG Mortgage Investment Trust, Inc., together with its subsidiaries, is an externally-advised hybrid mortgage real estate investment trust (“REIT”) that opportunistically invests in a diversified risk-adjusted portfolio of agency investments and credit investments. Our credit investments include residential investments and commercial investments. The Company conducts its operations to qualify and be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We were incorporated in the state of Maryland in March 2011. We are advised by AG REIT Management, LLC (our “Manager”), a subsidiary of Angelo, Gordon & Co., L.P. (“Angelo Gordon”). Pursuant to the terms of our management agreement with our Manager, our Manager provides us with our management team, including our officers, along with appropriate support personnel. All of our officers are employees of Angelo Gordon or its affiliates. We do not have any employees. Our Manager is at all times subject to the supervision and oversight of our Board of Directors and has only such functions and authority as our Board of Directors delegates to it. Our Manager, pursuant to a delegation agreement dated as of June 29, 2011, has delegated to Angelo Gordon the overall responsibility with respect to our Manager’s day-to-day duties and obligations arising under our management agreement.

Outstanding Shares of Preferred Stock Prior to the Exchange Offer	Series A Preferred: 2,070,000 shares, with a liquidation preference of $25.5156 per share as of June 17, 2020, the last scheduled payment date on which dividends were not paid.

Series B Preferred: 4,600,000 shares, with a liquidation preference of $25.50 per share as of June 17, 2020, the last scheduled payment date on which dividends were not paid.

Series C Preferred: 4,600,000 shares, with a liquidation preference of $25.50 per share as of June 17, 2020, the last scheduled payment date on which dividends were not paid.

The Exchange Offer

We are offering to exchange up to 1,363,670 outstanding shares of our Preferred Stock without regard to series, representing an aggregate of approximately 12.1% of the outstanding shares of Preferred Stock, for the consideration identified below, in each case subject to the Offer Consideration Cap and, as necessary, proration.

Series A Preferred

For every share of Series A Preferred exchanged, we will issue 5 shares of Common Stock.

Series B Preferred

For every share of Series B Preferred exchanged, we will issue 5 shares of Common Stock.

Series C Preferred

For every share of Series C Preferred exchanged, we will issue 5 shares of Common Stock.

Fractional shares of Common Stock will not be issued in exchange for Preferred Stock. Instead, each Preferred Holder who otherwise would have been entitled to receive a fraction of a share of the Common Stock will receive a number of shares rounded down to the nearest whole share.

The Exchange Offer is being made exclusively to existing holders of Preferred Stock.

See “The Exchange Offer—Terms of the Exchange Offer.”

Offer Consideration Cap; Proration

The consideration offered to holders of Preferred Stock is limited to 6,818,350 newly issued shares of Common Stock (the “Offer Consideration Cap”), representing approximately 19.9% of our outstanding Common Stock. If the number of shares of Common Stock required to be issued in exchange for shares of Preferred Stock validly tendered and not withdrawn at the expiration date would exceed the Offer Consideration Cap, the shares of Preferred Stock so tendered will be accepted on a pro rata basis such that the aggregate number of shares of Common Stock issued in the Exchange Offer equals the Offer Consideration Cap. In particular, each valid tender of shares of Preferred Stock would be multiplied by a proration factor equal to (A) the Offer Consideration Cap divided by (B) the aggregate number of shares of Common Stock that would be issuable in respect of the shares of Preferred Stock validly tendered and not withdrawn absent the Offer Consideration Cap limitation.

Shares of Preferred Stock accepted for exchange on a prorated basis will be determined by multiplying each holder’s tender by the applicable proration factor, and rounding the product down to the nearest whole share. Shares of Preferred Stock tendered that are not accepted will be returned to the tendering holder promptly following the earlier of the expiration date or termination of the Exchange Offer.

If tenders of Preferred Stock will be prorated, we will announce the results of proration by press release promptly after the expiration date. So long as the conditions to the Exchange Offer described herein are satisfied, and subject to the Offer Consideration Cap and, as necessary, proration, we intend to accept for exchange all shares of Preferred Stock validly tendered and not withdrawn at or prior to the expiration date, and will only prorate tenders of shares of Preferred Stock if necessary to ensure the Offer Consideration Cap is not exceeded.

No Recommendation

Neither we, our Board of Directors, our Manager, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Preferred Stock and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

The exchange of Preferred Stock for shares of Common Stock in the Exchange Offer may not be suitable for you. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Conditions to Completion of the Exchange Offer	The completion of the Exchange Offer is subject to certain conditions. See “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration of the Exchange Offer

The Exchange Offer for the Preferred Stock will expire at 11:59 p.m., New York City Time, on September 11, 2020, unless extended or earlier terminated. The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date.

You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

Settlement Date

The settlement date in respect of Preferred Stock validly surrendered and accepted for exchange in the Exchange Offer will occur at closing of the Exchange Offer. We expect the closing to be within 3 business days after the expiration date.

How to Tender your Preferred Stock

To tender your shares of Preferred Stock that are held through DTC in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian in the Exchange Offer, you should promptly contact the person in whose name your shares of Preferred Stock are held and instruct that person to tender your shares of Preferred Stock on your behalf. Holders of Preferred Stock should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offer. Accordingly, holders of Preferred Stock wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such holders must take action in order to participate in the Exchange Offer. There is no letter of transmittal for the Exchange Offer. See “The Exchange Offer—Procedure for Tendering.”

If you have questions, please call the Information Agent at the toll-free number below. See “The Exchange Offer—Procedure for Tendering.”

Fractional Shares

Fractional shares of Common Stock will not be issued in exchange for Preferred Stock. Instead, each holder of Preferred Stock who otherwise would have been entitled to receive a fraction of a share of Common Stock will receive a number of shares rounded down to the nearest whole share.

Withdrawal of Tendered Preferred Stock

You may withdraw previously tendered Preferred Stock at any time before the expiration of the Exchange Offer. Any Preferred Stock not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Preferred Stock that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	American Stock Transfer & Trust Company, LLC

Transfer Agent	American Stock Transfer & Trust Company, LLC

Additional Documentation; Further Information; Assistance	If you have questions regarding the Exchange Offer or the procedures for exchanging your Preferred Stock in the Exchange Offer, or if you require additional Exchange Offer materials, please contact:

D.F. King & Co., Inc. 48 Wall Street, 22 Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (800) 488-8035 Email: MITT@dfking.com

You should read this entire Offer to Exchange and the documents incorporated by reference herein carefully before deciding whether or not to tender your Preferred Stock. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following information reflects selected summary historical financial information of the Company and unaudited pro forma financial information giving effect to the Exchange Offer. The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference in this Offer to Exchange. See “Where You Can Find More Information.”

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2020	2019	2019	2018	2017
	(in thousands, except per share data)
Summary Historical Financial Information:
Weighted average common shares outstanding-basic	32,804	31,636	32,192	28,392	27,866
Weighted average common shares outstanding-diluted	32,804	31,664	32,203	28,392	27,883
Common shares outstanding	33,825	32,709	32,742	28,744	28,193
Book value per common share outstanding	$2.75	$17.42	$17.61	$17.21	$19.62
Dividends declared per common share	$—	$1.00	$1.90	$1.975	$2.00
Income (loss) from continuing operations available to common stockholders per share-basic	$(15.05)	$1.37	$2.52	$(0.35)	$3.77
Income (loss) from continuing operations available to common stockholders per share-diluted	$(15.05)	$1.37	$2.52	$(0.35)	$3.77

	As of and for the Six Months Ended June 30,	As of and for the Years Ended December 31,
	2020	2019
Summary Unaudited Pro Forma Historical Financial Information:
Weighted average common shares outstanding-basic(1)	39,622	39,010
Weighted average common shares outstanding-diluted(1)	39,622	39,021
Common shares outstanding(1)	40,643
Book value per common share(2)	$3.09
Income (loss) from continuing operations available to common stockholders per share-basic(3)(4)	$(12.42)	$2.13
Income (loss) from continuing operations available to common stockholders per share-diluted(3)(4)	$(12.42)	$2.13

(1)

Pro forma weighted average common shares outstanding balances and common shares outstanding assume additional common shares amounting to the Offer Consideration Cap (6,818,350 shares) were issued and outstanding as of January 1, 2019.

(2)

Pro forma book value per common share assumes a proportional amount of Series A Preferred, Series B Preferred and Series C Preferred shares were exchanged for common shares in accordance with the Exchange Offer (1,363,670 shares) as of June 30, 2020.

(3)

The six months ended June 30, 2020 and year ended December 31, 2019 pro forma income (loss) from continuing operations available to common stockholders excludes accumulated dividends, whether or not declared, on exchanged shares approximating $1.4 million and $2.0 million, respectively.

(4)

The pro forma income (loss) from continuing operations available to common stockholders per share excludes any gain (loss) to be recorded in connection with the transaction as it does not have an ongoing impact to the Company’s net income (loss). In accordance with ASC 250-10-S99-1, the difference between the fair value of consideration transferred to the holders of preferred stock and the carrying amount of the preferred stock tendered will be included in net income (loss) to arrive at income (loss) available to common stockholders in the calculation of earnings per share in the period the transaction is effectuated.

Preferred Stock Dividends; Calculation of Book Value

Holders of the Company’s Series A Preferred, Series B Preferred and Series C Preferred are entitled to receive cumulative cash dividends at a rate of 8.25%, 8.00% and 8.000% per annum, respectively, of the initial $25.00 per share liquidation preference for each series. On and after September 17, 2024, dividends on the Series C Preferred will accumulate at a percentage of the $25.00 per share initial liquidation preference equal to an annual floating rate of the then three-month LIBOR plus a spread of 6.476% per annum. If the Company’s Board of Directors does not declare a dividend in a given period, an accrual is not recorded on the balance sheet. However, undeclared preferred stock dividends are reflected in earnings per share as discussed in ASC 260-10-45-11. Preferred stock dividends that are not declared accumulate and are added to the liquidation preference as of the scheduled payment date for the respective series of the Preferred Stock. The accumulated and unpaid dividends on the Company’s Preferred Stock accrue without interest, and if dividends on the Company’s Preferred Stock are in arrears, the Company cannot pay cash dividends with respect to its Common Stock.

On March 27, 2020, the Company announced that its Board of Directors approved a suspension of the Company’s quarterly dividends on its Common Stock and Series A Preferred, Series B Preferred and Series C Preferred, beginning with the Common Stock dividend that normally would have been declared in March 2020 and the Preferred Stock dividend that would have been declared in May 2020, in order to conserve capital and improve its liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, the Company does not anticipate paying dividends on its Common Stock or Preferred Stock for the foreseeable future.

Per share amounts for book value are calculated using (i) as the denominator, all outstanding shares of Common Stock in accordance with GAAP, including all vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end; and (ii) as the numerator, stockholders’ equity less net proceeds of the offerings of our Series A Preferred ($49.9 million), Series B Preferred ($111.3 million), and Series C Preferred ($111.2 million). As of June 17, 2020, the last scheduled payment date on which dividends were not paid, the liquidation preference for the Series A Preferred, Series B Preferred and Series C Preferred was $52.8 million ($25.5156 per share), $117.3 million ($25.50 per share) and $117.3 million ($25.50 per share), respectively, which includes accumulated and unpaid dividends in the aggregate amount of $5.7 million, consisting of $1.1 million for the Series A Preferred, $2.3 million for the Series B Preferred and $2.3 million for the Series C Preferred. As of September 17, 2020, the next date on which dividend payments are scheduled to be made on the Preferred Stock, the liquidation preference for the Series A Preferred, Series B Preferred and Series C Preferred that remains outstanding following the Exchange Offer is expected to increase to $26.0313 per share, $26.00 per share and $26.00 per share, respectively.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this Offer to Exchange and the documents we incorporate by reference that are subject to substantial known and unknown risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, returns, results of operations, plans, yields, objectives, the composition of our portfolio, actions by governmental entities, including the Federal Reserve, and the potential effects of actual and proposed legislation on us, our views on certain macroeconomic trends, and the impact of the novel coronavirus (“COVID-19”). When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

These forward-looking statements are based upon information presently available to our management and are inherently subjective, uncertain and subject to change. There can be no assurance that actual results will not differ materially from our expectations. Some, but not all, of the factors that might cause such a difference include, without limitation:

•	the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties;

•	changes in our business and investment strategy;

•	our ability to predict and control costs;

•	changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets;

•	changes in the yield curve;

•	changes in prepayment rates on the loans we own or that underlie our investment securities;

•	increased rates of default or delinquencies and/or decreased recovery rates on our assets;

•	our ability to obtain and maintain financing arrangements on terms favorable to us or at all, particularly in light of the current disruption in the financial markets;

•	changes in general economic conditions, in our industry and in the finance and real estate markets, including the impact on the value of our assets;

•

conditions in the market for Agency Residential Mortgage-Backed Securities (“Agency RMBS”), Residential Investments, including Non-Agency RMBS, Credit Risk Transfer securities, Non-U.S. RMBS, interest only securities, and residential mortgage loans, Commercial Investments, including Commercial Mortgage-Backed Securities, interest only securities, and commercial real estate loans, and Excess Mortgage Servicing Rights;

•	legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic;

•	how COVID-19 may affect us, our operations and personnel;

•	the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”);

•	our ability to reinstate quarterly dividends on our Common Stock and Preferred Stock and to make distributions to our stockholders in the future;

•	our ability to maintain our qualification as a REIT for federal tax purposes; and

•	our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended, prior to the expiration of our one year grace period.

We caution investors not to rely unduly on any forward-looking statements, which speak only as of the date made, and urge you to carefully consider the risks noted above and identified under the captions “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 and any subsequent filings. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.agmit.com. On our website, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the SEC. In addition, our Code of Business Conduct and Ethics, Code of Business Ethics for Senior Executive Officers, Corporate Governance Guidelines and Board Committee Charters are also available free-of-charge on our website or can be made available in print upon request. Except as expressly noted below, the information contained on our website is not incorporated by reference into this Offer to Exchange.

We incorporate by reference in this Offer to Exchange the following documents filed with the SEC pursuant to the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020;

•

our Current Reports on Form 8-K filed on March 23, 2020, March 27, 2020, April 8, 2020, April 13, 2020; April 28, 2020, May 4, 2020, May 7, 2020, June 2, 2020, June 12, 2020, June 18, 2020 and June 23, 2020 (in each case excluding any information furnished under Item 2.02 or Item 7.01 of such Current Report); and

•	our definitive Proxy Statement on Schedule 14A for the Annual Stockholders Meeting held on June 19, 2020.

The information incorporated by reference is an important part of this Offer to Exchange.

All materials filed with the SEC can be obtained at the SEC’s website at www.sec.gov.

If you would like additional copies of this Offer to Exchange, or if you have questions about the Exchange Offer, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 488-8035
Email: MITT@dfking.com

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, free-of-charge on our website, on the SEC’s website or from the Information Agent.

We have not authorized anyone to give any information or make any representation about our Exchange Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented in this Offer to Exchange does not extend to you.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are questions regarding the Exchange Offer that you may have as a holder of Preferred Stock and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the sections entitled “Risk Factors” and “Comparison of Rights Between the Preferred Stock and the Common Stock” and the documents incorporated by reference into this Offer to Exchange, as described in “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

The purpose of Exchange Offer is to improve our capital structure in light of the impacts of the COVID-19 pandemic on our business. Specifically, we are seeking to eliminate a portion of our large and growing financial obligation to holders of our Preferred Stock, which we believe impedes the growth, access to capital and strategic opportunities available to the Company. The Series A Preferred was issued with an annual dividend equivalent to 8.25% of its initial $25.00 per share liquidation preference, the Series B Preferred was issued with an annual dividend equivalent to 8.00% of its initial $25.00 per share liquidation preference and the Series C Preferred was issued with an initial fixed annual dividend equivalent to 8.000% of its initial $25.00 per share liquidation preference, up to, but not including, September 17, 2024. Thereafter, dividends on the Series C Preferred will accumulate at a percentage of the $25.00 per share initial liquidation preference equal to an annual floating rate of the then three-month LIBOR rate plus a spread of 6.476%. On March 27, 2020, we announced that our Board of Directors had approved a suspension of quarterly dividends on our Preferred Stock and Common Stock, beginning with the Preferred Stock dividends that normally would have been declared in May 2020 and the Common Stock dividend that normally would have been declared in March 2020, in order to conserve capital and improve our liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Preferred Stock or Common Stock for the foreseeable future.

As of June 17, 2020, the last scheduled payment date on which dividends were not paid, the liquidation preference for the Series A Preferred, Series B Preferred and Series C Preferred was $52.8 million ($25.5156 per share), $117.3 million ($25.50 per share) and $117.3 million ($25.50 per share), respectively, which includes accumulated and unpaid dividends in the aggregate amount of $5.7 million, consisting of $1.1 million for the Series A Preferred, $2.3 million for the Series B Preferred and $2.3 million for the Series C Preferred. As of September 17, 2020, the next date on which dividend payments are scheduled to be made on the Preferred Stock, the liquidation preference for the Series A Preferred, Series B Preferred and Series C Preferred that remains outstanding following the Exchange Offer is expected to increase to $26.0313 per share, $26.00 per share and $26.00 per share, respectively. All accumulated and unpaid dividends on our Preferred Stock accrue without interest and, if dividends on our Preferred Stock are in arrears, we cannot pay cash dividends on our Common Stock. Consummation of the Exchange Offer will reduce these liabilities with respect to the Preferred Stock.

Are you making a recommendation regarding whether I should tender Preferred Stock in the Exchange Offer?

No. While we believe the Exchange Offer offers benefits to the Company and to holders of Preferred Stock, the Exchange Offer may not be suitable, or equally suitable, for all holders of Preferred Stock, and the decision as to whether to tender Preferred Stock in the Exchange Offer will not be the same for all holders. Neither we, our Board of Directors, our Manager, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Preferred Stock and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risk Factors.”

The Exchange Offer is being made exclusively to existing holders of Preferred Stock.

Who is offering to acquire my Preferred Stock?

The Company, a Maryland corporation and the issuer of the Preferred Stock, is making the Exchange Offer.

The address of the Company’s principal executive office is 245 Park Avenue, 26th floor, New York, New York 10167 and its telephone number at that address is (212) 692-2000.

What will I receive in the Exchange Offer if some or all of my Preferred Stock is accepted for exchange?

For every share of Series A Preferred, Series B Preferred and Series C Preferred exchanged, you will receive 5 shares of Common Stock, with an aggregate market value of $14.95 based upon the last reported sale price of the Common Stock on the NYSE on August 13, 2020 ($2.99 per share). The last reported sale price of the Series A Preferred, Series B Preferred and Series C Preferred on the NYSE on August 13, 2020 was $16.45, $16.61 and $16.50, respectively. The volume weighted average price (VWAP) on the NYSE for the 30 trading days ending August 13, 2020 for the Common Stock, Series A Preferred, Series B Preferred and Series C Preferred was $3.09 per share, $14.98 per share, $15.10 per share and $14.91 per share, respectively.

Is the Exchange Offer suitable for everyone?

The exchange of Preferred Stock for shares of Common Stock in the Exchange Offer may not be suitable for you. We believe the trading market for the Common Stock is more liquid than the trading market for the Preferred Stock. However, by exchanging your Preferred Stock for shares of Common Stock, you will be exchanging the fixed dividend rights and liquidation preference of the Series A Preferred, Series B Preferred or Series C Preferred for dividends as and when declared by the Board of Directors and participation, pro rata with all other common equity holders, in the future operations and business results and, therefore, the residual value of the Company.

You should consider carefully all of the information set forth in or incorporated by reference into this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

What are the tax consequences of the Exchange Offer to me?

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. You generally will be treated as having exchanged your Preferred Stock for Common Stock pursuant to a “recapitalization” and you generally will not recognize gain or loss for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

Will I lose the right to receive distributions for past periods on any Preferred Stock that I tender in the Exchange Offer?

Yes. If you tender Preferred Stock in the Exchange Offer, you will lose your right to receive the accumulated and unpaid dividends or distributions on the Preferred Stock for periods during which you held such Preferred Stock.

Will the Common Stock to be issued in the Exchange Offer be listed for trading?

Yes. The Common Stock is listed on the NYSE under the symbol “MITT.”

Will any shares of Common Stock received by tendering holders of Preferred Stock be freely tradable under the federal securities laws?

Yes, unless you are our affiliate. The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act, contained in Section 3(a)(9) of the Securities Act. Accordingly, shares of Common Stock received in exchange for Preferred Stock tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act). Shares of Common Stock issued pursuant to the Exchange Offer to a holder of Preferred Stock who is deemed to be our affiliate may be sold or transferred only in accordance with the requirements of Rule 144 or other available exemption under the Securities Act. For more information, see “Certain Securities Laws Considerations.”

Will the Preferred Stock remain listed on the NYSE following the completion of the Exchange Offer?

Yes. Even if the maximum number of shares of Preferred Stock sought in the Exchange Offer are tendered and accepted, the number of outstanding shares of Preferred Stock will continue to meet the numerical requirements for listing of such Preferred Stock on the NYSE. However, if the Exchange Offer is completed, the number of outstanding shares of Preferred Stock, and therefore potentially the trading volume, will be reduced.

What is the maximum number of shares of Preferred Stock the Company will acquire and the maximum number of shares of Common Stock the Company will issue in the Exchange Offer?

We are offering to exchange 6,818,350 newly issued shares of Common Stock, representing approximately 19.9% of our outstanding Common Stock, for up to 1,363,670 shares of Preferred Stock, without regard to series, representing approximately 12.1% of the outstanding Preferred Stock. If all conditions to the Exchange Offer are satisfied or waived, we will acquire Preferred Stock from all tendering holders, subject, as necessary, to proration. We will round down fractional shares and only whole shares of Common Stock will be delivered.

The Exchange Offer is being made exclusively to existing holders of Preferred Stock.

What happens if the number of shares of Preferred Stock tendered would be exchangeable for more than 6,818,350 shares of Common Stock?

The total consideration offered to holders of Preferred Stock is limited to 6,818,350 newly issued shares of Common Stock, representing approximately 19.9% of our outstanding Common Stock. If the aggregate number of shares of Common Stock required to be issued in exchange for shares of Preferred Stock validly tendered and not withdrawn prior to the expiration date would exceed the Offer Consideration Cap, the shares of Preferred Stock so tendered will be accepted on a pro rata basis such that the aggregate number of shares of Common Stock issued in the Exchange Offer equals the Offer Consideration Cap. In particular, each valid tender of shares of Preferred Stock would be multiplied by a proration factor equal to (A) the Offer Consideration Cap divided by (B) the aggregate number of shares of Common Stock that would be issuable in respect of the shares of Preferred Stock validly tendered and not withdrawn absent the Offer Consideration Cap limitation.

When and how will I receive shares of Common Stock in exchange for my tendered Preferred Stock?

If all terms and conditions to the Exchange Offer are satisfied or waived, we will issue shares of Common Stock up to the Offer Consideration Cap in exchange for validly tendered and not withdrawn Preferred Stock, promptly after the expiration date of the Exchange Offer. We refer to the date on which such exchange is made as the “settlement date.” The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Exchange Offer settlement date will occur on September 16, 2020 (three business days after the expiration date), although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals.

We will issue shares of Common Stock in exchange for shares of your Preferred Stock that are validly tendered, not withdrawn, and accepted by us by delivering the shares of Common Stock to the Exchange Agent, which will act as your agent for purposes of receiving the shares of Common Stock from us and transmitting such shares of Common Stock to you. In all cases, issuance of shares of Common Stock in exchange for tendered Preferred Stock will be made only after timely receipt by the Exchange Agent of properly tendered Preferred Stock and any required documents for such Preferred Stock.

See “The Exchange Offer—Tender of Preferred Stock; Acceptance of Preferred Stock.”

May I tender only a portion of the Preferred Stock that I hold?

Yes. You may choose to tender any or all of your Preferred Stock.

What will happen if I do not tender my Preferred Stock and the Exchange Offer is successfully completed?

If the Exchange Offer is successfully completed but you do not tender your Preferred Stock, you will remain a holder of your Preferred Stock.

What are the conditions to the consummation of the Exchange Offer?

Subject to Rule 14e-1(c) under the Exchange Act, it is a condition to the closing of the Exchange Offer that none of the following circumstances exist:

1.	any litigation regarding the Exchange Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered Preferred Stock; or

•	which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer, or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under the Maryland law; or

3.

any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that would result, directly or indirectly, in the consequences described under condition 1 above.

As a result, if any of these circumstances exist, we are not obligated to accept or exchange, and may delay the acceptance of, any Preferred Stock tendered pursuant to the Exchange Offer. We will, in our reasonable judgment, determine whether any condition to the Exchange Offer exists and, if so, whether any such condition(s) may be waived and whether such condition(s) should be waived. If any condition to the Exchange Offer exists on the expiration date and we do not or cannot waive such condition(s), the Exchange Offer will expire and we will not accept the Preferred Stock that have been validly tendered. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Extension, Termination and Amendment.”

When will the Exchange Offer expire?

The Exchange Offer is currently scheduled to expire at 11:59 p.m., New York City Time, on September 11, 2020, the expiration date. We may, however, extend the Exchange Offer from time to time in our discretion. We will also extend the expiration date of the Exchange Offer if required by applicable law or regulation.

The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

There is no guaranteed delivery procedure available in the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment.”

Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered Preferred Stock if that occurs?

The Exchange Offer may be terminated if the conditions to the Exchange Offer discussed in this Offer to Exchange are not (where within the Company’s discretion) waived. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

If the Exchange Offer is terminated and you previously have tendered Preferred Stock, that Preferred Stock will be credited back to an appropriate account promptly following the termination of the Exchange Offer without expense to you.

See “The Exchange Offer—Tender of Preferred Stock; Acceptance of Preferred Stock.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

You will not pay any fees to the Company, the Information Agent or the Exchange Act to participate in the Exchange Offer. Any fees due to the Exchange Act for cancellation of tendered Preferred Stock will be paid by the Company. If you hold Preferred Stock through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Preferred Stock on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Expenses.”

How do I tender my Preferred Stock?

Preferred Stock held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Preferred Stock without indicating the number of shares of Preferred Stock you wish to tender, it will be assumed that you are tendering all Preferred Stock owned by you.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “The Exchange Offer—Procedure for Tendering.”

If I recently purchased Preferred Stock, can I still tender my Preferred Stock in the Exchange Offer?

Yes. If you have recently purchased Preferred Stock, you may tender those shares of Preferred Stock in the Exchange Offer but you must make sure that your transaction settles prior to the expiration date.

What must I do if I want to withdraw my Preferred Stock from the Exchange Offer?

You may withdraw previously tendered Preferred Stock at any time before the expiration of the Exchange Offer. Any Preferred Stock not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Preferred Stock that you tendered that is not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If you tendered your Preferred Stock through DTC, a withdrawal of your Preferred Stock will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process.

See “The Exchange Offer—Withdrawal of Tenders.”

Will the Company acquire any Preferred Stock in any manner other than the Exchange Offer?

Whether or not the Exchange Offer is consummated, subject to market conditions, our liquidity, applicable contractual restrictions, the terms of our charter documents and applicable law, we or our affiliates may from time to time acquire Preferred Stock, other than pursuant to the Exchange Offer, through open market purchases, privately negotiated transactions, exchange offers and offers to purchase, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash or other consideration not provided for in this Exchange Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Exchange Offer, neither we nor any of our affiliates will make any purchases of Preferred Stock otherwise than pursuant to the Exchange Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Do I have any appraisal rights in connection with the Exchange Offer?

No. Holders of Preferred Stock will not have appraisal rights, or any contract right to petition for fair value, in the Exchange Offer. Under Section 3-202(c)(4) of the Maryland General Corporation Law (“MGCL”), the right to fair value does not apply and a stockholder is bound by the terms of a transaction if the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL. Section 5.4 of our charter states that holders of shares of our stock shall not be entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL unless the Board shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. The Board has not and will not independently provide such a right.

Whom do I call if I have any questions on how to tender my Preferred Stock or any other questions relating to the Exchange Offer?

Questions related to the terms of the Exchange Offer and requests for assistance, as well as for additional copies of this Offer to Exchange or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange or by telephone toll-free at (800) 488-8035.

Where can I find more information about the Company?

For more information, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, which are available online at the SEC website (www.sec.gov) and our website (www.agmit.com), and are also available from us upon request. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 describing the risks of investment in our securities, before you decide whether to tender your Preferred Stock.

Risks Associated with the Exchange Offer

We have suspended the payment of dividends on our Common Stock for which tendered and accepted Preferred Stock would be exchanged.

On March 27, 2020, we announced that our Board of Directors had approved a suspension of quarterly dividends on our Preferred Stock and Common Stock, beginning with the Preferred Stock dividends that normally would have been declared in May 2020 and the Common Stock dividend that normally would have been declared in March 2020, in order to conserve capital and improve our liquidity during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Preferred Stock or Common Stock for the foreseeable future. In addition, under the charter provisions governing our Preferred Stock, the Company is precluded from paying cash dividends on the Common Stock while there are accumulated and unpaid dividends on the Preferred Stock. As of June 17, 2020, the last scheduled payment date on which dividends were not paid, the Company had accumulated and unpaid dividends on the Preferred Stock of approximately $5.7 million, and (assuming all currently outstanding shares of Preferred Stock remain outstanding and no cash dividends are paid on the Preferred Stock) this amount will increase by approximately $5.7 million on each subsequent quarterly payment date.

In paying dividends, the Company is also subject to the requirements of Maryland law that after the payment of dividends: (i) the Company would be able to pay its indebtedness as such indebtedness becomes due in the usual course of business and (ii) the Company’s total assets would not be less than the sum of the Company’s total liabilities and the amount that would be needed, if the Company were to be dissolved at the time of consummation of the Exchange Offer.

Both the market value and the book value of the Common Stock being offered per share of Preferred Stock in the Exchange Offer are currently lower than the market value and liquidation preference per share of the Preferred Stock.

As of June 17, 2020, the last scheduled payment date on which dividends were not paid, the liquidation preference for the Series A Preferred, Series B Preferred and Series C Preferred was $52.8 million ($25.5156 per share), $117.3 million ($25.50 per share) and $117.3 million ($25.50 per share), respectively, which includes accumulated and unpaid dividends in the aggregate amount of $5.7 million, consisting of $1.1 million for the Series A Preferred, $2.3 million for the Series B Preferred and $2.3 million for the Series C Preferred. Holders of Preferred Stock are being offered 5 shares of Common Stock for each share of Preferred Stock tendered in the Exchange Offer, regardless of series, subject to the Offer Consideration Cap and, as necessary, proration. The market value of the Common Stock being offered in exchange for each share of Preferred Stock is $14.95 based on the last reported sale price of the Common Stock on the NYSE on August 13, 2020 ($2.99 per share). The book value of the Common Stock being offered in exchange for each share of Preferred Stock is $13.75 (without giving pro forma effect to the Exchange Offer) based on the book value of the Common Stock at June 30, 2020 ($2.75 per share). Accordingly, both the market value and the book value of the consideration per share of Preferred Stock in the Exchange Offer are currently lower than the market value and liquidation preference per share of the Preferred Stock.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Preferred Stock.

Neither we, our Board of Directors, our Manager, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

All Preferred Stock that remains outstanding after the Exchange Offer will have priority over our Common Stock with respect to payment in the event of a voluntary or involuntary liquidation, dissolution or winding up.

In any voluntary or involuntary liquidation, dissolution or winding up of the Company, our Common Stock would rank below all of our shares of Preferred Stock that are not tendered and accepted by us in the Exchange Offer. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon such liquidation, dissolution or winding up until our obligations to the holders of Preferred Stock has been satisfied.

Preferred Stock that you continue to hold after the Exchange Offer may become less liquid following the Exchange Offer.

Following consummation of the Exchange Offer, the number of shares of Preferred Stock that are publicly traded may be reduced, the trading market for the remaining outstanding Preferred Stock may be less liquid and market prices of the Preferred Stock may be subject to increased fluctuation depending on the volume of trading in the Preferred Stock.

The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances.

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. You generally will be treated as having exchanged your Preferred Stock for Common Stock pursuant to a “recapitalization” and you generally will not recognize gain or loss for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

The Exchange Offer may not benefit us or our stockholders.

The Exchange Offer may not enhance stockholder value or improve the liquidity and marketability of our Common Stock. As of August 14, 2020, there were 34,234,601 outstanding shares of Common Stock and 11,270,000 shares of Preferred Stock. The Exchange Offer may significantly increase the number of outstanding shares of Common Stock. If all of the outstanding Common Stock available for issuance under the Exchange Offer is issued, there will be approximately 41,052,951 shares of Common Stock outstanding.

As a result, the Exchange Offer may result in an immediate decrease in the market value of our Common Stock. In addition, factors unrelated to our stock or our business, such as the general perception of the Exchange Offer by the financial markets, may cause a decrease in the value of our Common Stock and impair its liquidity and marketability. In addition, a significant decrease in the market value of our Common Stock may impair our ability to maintain compliance with the NYSE listing requirements. Prior performance of our Common Stock may not be indicative of the performance of our Common Stock after the Exchange Offer. Furthermore, securities markets worldwide have experienced significant price and volume fluctuations over the last several years, especially more recently as a result of the COVID-19 pandemic. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of our Common Stock following the Exchange Offer, particularly if the Exchange Offer is not viewed favorably by the financial markets.

The trading price of our Common Stock may be subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility, especially in light of the COVID-19 pandemic. These market fluctuations may adversely affect the trading price of our Common Stock. In addition, the trading price of our Common Stock has been subject to significant fluctuations and may continue to fluctuate or decline. Factors that could cause fluctuations in the trading price of our Common Stock include the following:

•	changes in the business, operations, prospects or earnings of the Company;

•	prevailing interest rates, increases in which may have an adverse effect on the market price of our common stock;

•	decreases in the market valuations of the assets in our portfolio;

•	increased difficulty in maintaining or obtaining financing on attractive terms, or at all;

•	market prices of similar companies and the multiples at which those companies trade relative to applicable financial metrics;

•	decreases in our book value per share;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	our issuance of additional equity or debt securities;

•	additions or departures of key management personnel;

•	our inability to resume payment of dividends;

•	actual or anticipated variations in quarterly operating results of us and our competitors; and

•	general market and economic conditions.

General Risks

We may change our investment strategy, operating policies, dividend policy, and/or asset allocations without shareholder consent and/or in a manner in which shareholders, analysts, and capital markets may not agree, which could adversely affect our financial condition, results of operations, the market price of our common stock, and our ability to pay dividends to our shareholders.

A change in our investment strategy or asset allocation may materially change our exposure to interest rate and/or credit risk, default risk and real estate market fluctuations. These changes could have a material impact on our ability to re-establish a dividend at a level that we had previously paid before the change in strategy. Furthermore, if any change in investment strategy, asset allocation, operating or dividend policy is perceived negatively by the markets or analysts covering our stock, our stock price may decline. Part of our investment strategy includes deciding whether to reinvest payments received on our existing investment portfolio. Based on market conditions, our leverage, and our liquidity profile, we may decide to not reinvest the cash flows we receive from our investment portfolio. If we retain, rather than reinvest, these cash flows, the size of our investment portfolio and the amount of net interest income generated by our investment portfolio will likely decline. In addition, if the assets we acquire in the future earn lower yields than the assets we currently own, our reported earnings per share will likely decline over time as the older assets pay down or are sold.

Other Risk Factors

For a discussion of other factors that could impact our results, performance or transactions, or are associated with ownership of our Common Stock, see the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, which we filed with the SEC and incorporate herein by reference.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD OF DIRECTORS, OUR MANAGER, THE INFORMATION AGENT, THE EXCHANGE AGENT, NOR ANY AFFILIATE OF ANY OF THE FOREGOING NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR PREFERRED STOCK IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE PREFERRED STOCK, THE VALUE OF THE COMMON STOCK, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS” AND “COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Exchange Offer

We are offering to exchange 5 shares of Common Stock for each share of Series A Preferred, 5 shares of Common Stock for each share of Series B Preferred and 5 shares of Common Stock for each share of Series C Preferred validly tendered and not withdrawn subject to the Offer Consideration Cap and, as necessary, proration.

There is no minimum tender condition to the consummation of the Exchange Offer. However, the number of shares of Preferred Stock sought in the Exchange Offer is limited to a total of 1,363,670 shares, without regard to series, representing approximately 12.1% of the outstanding Preferred Stock, and the total consideration for the Exchange Offer is limited to 6,818,350 shares of Common Stock, representing approximately 19.9% of our outstanding Common Stock. If the number of shares of Common Stock required to be issued in exchange for shares of Preferred Stock validly tendered and not withdrawn by the expiration date exceeds the Offer Consideration Cap, the shares of Preferred Stock so tendered will be accepted on a pro rata basis such that the aggregate number of shares of Common Stock issued in the Exchange Offer equals the Offer Consideration Cap. Pursuant to this structure, validly tendered shares of Preferred Stock will be accepted for exchange on a pro rata basis in proportion to the aggregate number of shares of Preferred Stock validly tendered (and not withdrawn) by the expiration date, with no series of Preferred Stock having priority over any other series of Preferred Stock to be exchanged pursuant to the Exchange Offer.

We are making the Exchange Offer only to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Preferred Stock. Our officers, directors and employees may solicit tenders from holders of Preferred Stock and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

D.F. King & Co., Inc. is acting as Information Agent, and American Stock Transfer & Trust Company, LLC is acting as Exchange Agent, in connection with the Exchange Offer. The Information Agent may contact holders of Preferred Stock by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Exchange Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Exchange to the beneficial owners of Preferred Stock, and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders from holders of Preferred Stock in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Exchange Agent or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders from holders of the Preferred Stock only in jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Holders who tender their Preferred Stock through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

The term “expiration date” means 11:59 p.m., New York City Time, on September 11, 2020, unless we extend the period of time for which the Exchange Offer with respect to Series A Preferred, Series B Preferred or Series C Preferred is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer with respect to such series of Preferred Stock, as so extended, expires.

The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Exchange Offer expires or terminates without any Preferred Stock being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your Preferred Stock.

Conditions of the Exchange Offer

Subject to Rule 14e-1(c) under the Exchange Act, it is a condition to the closing of the Exchange Offer that none of the following circumstances exist:

1.	any litigation regarding the Exchange Offer;

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered Preferred Stock; or

•	which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer, or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Maryland law; or

3.

any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that would result, directly or indirectly, in the consequences described under condition 1 above.

As a result, if any of these circumstances exist, we are not obligated to accept or exchange, and may delay the acceptance of, any Preferred Stock tendered pursuant to the Exchange Offer. We will, in our reasonable judgment, determine whether any condition to the Exchange Offer exists and, if so, whether any such condition(s) may be waived and whether such condition(s) should be waived. If any condition to the Exchange Offer exists on the expiration date and we do not or cannot waive such condition(s), the Exchange Offer will expire and we will not accept the Preferred Stock that have been validly tendered. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer with respect to the Preferred Stock is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Preferred Stock previously tendered and not validly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your Preferred Stock in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer;

•

delay our acceptance or our acquisition of any Preferred Stock pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any Preferred Stock not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer exist and have not been waived, as determined by us; and

•	waive any condition.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Preferred Stock being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Preferred Stock, such modification will be applicable to all holders of Preferred Stock whose Preferred Stock is accepted pursuant to the Exchange Offer and if, at the time notice of any such modification is first published, sent or given to holders of Preferred Stock, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., New York City Time.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

Tender of Preferred Stock; Acceptance of Preferred Stock

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, all Preferred Stock validly tendered and not properly withdrawn, subject, as necessary, to proration, if the amount of Preferred Stock validly tendered and not withdrawn would otherwise cause us to issue Common Stock in excess of the Offer Consideration Cap. The settlement date is expected to be as soon as practicable after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Preferred Stock in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or exchange for, the Preferred Stock is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Preferred Stock deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) Preferred Stock validly tendered, and not properly withdrawn, if and when we notify the Exchange Agent of our acceptance of the tenders from the holders of Preferred Stock pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, we will deliver shares of Common Stock in exchange for Preferred Stock to the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the shares of Common Stock from us and transmitting such shares of Common Stock through a book-entry transfer or otherwise to such tendering holders whose Preferred Stock have been accepted. Common Stock delivered to tendering holders of Preferred Stock that hold through securities accounts with direct or indirect participants in DTC will be registered in the name of DTC’s nominee and security entitlements will be allocated by DTC and DTC participants to those holders’ securities accounts.

Under no circumstances will we pay interest on the consideration payable for Preferred Stock, regardless of any delay in making such delivery or extension of the expiration date.

If, prior to the expiration date, we increase the consideration to be paid for each Preferred Stock tendered pursuant to this Exchange Offer, we will pay or deliver such increased consideration for all such Preferred Stock acquired pursuant to the Exchange Offer, whether or not such Preferred Stock was tendered prior to such increase in consideration.

If certain events occur, we may not be obligated to acquire Preferred Stock pursuant to the Exchange Offer. See “The Exchange Offer—Conditions of the Exchange Offer.”

In all cases, delivery to a tendering holder of the consideration for Preferred Stock accepted pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the confirmation of a book-entry transfer of the Preferred Stock into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering.”

If we do not accept any tendered Preferred Stock pursuant to the terms and conditions of the Exchange Offer for any reason, that Preferred Stock will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All Preferred Stock that is validly tendered and accepted by us in the Exchange Offer will, upon our instruction, be surrendered by the Exchange Agent to us for cancellation.

Fractional Shares

Fractional shares of Common Stock will not be issued in exchange for Preferred Stock. Instead, each holder of Preferred Stock who otherwise would be entitled to receive a fraction of a share of Common Stock will receive a number of shares rounded down to the nearest whole share.

Procedure for Tendering

Holders in DTC. In order for a holder that holds Preferred Stock in a securities account with a broker or other securities intermediary to validly tender Preferred Stock pursuant to the Exchange Offer, the Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent prior to the expiration date. The Exchange Agent will designate accounts with respect to the Preferred Stock at DTC, the book-entry transfer facility, for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. The holder should provide its broker or other securities intermediary with any specific instructions to be followed when such brokers or other securities intermediaries tender Preferred Stock through DTC. Any securities intermediary that is a participant in the system of DTC may make a book-entry delivery of Preferred Stock by causing DTC to transfer those Preferred Stock into a designated account at DTC in accordance with DTC’s procedures for transfer. The securities intermediary must also send the Exchange Agent an Agent’s Message, which is a message transmitted to the Exchange Agent by the tendering DTC participant confirming that the participant has received a copy of the Offer to Exchange and that the Company may enforce the terms of the Exchange Offer against the participant.

Fees. If you own your Preferred Stock through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Preferred Stock on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Exchange Offer under the terms of this Offer to Exchange or any other related documents. Holders must tender their Preferred Stock in accordance with the procedures set forth above so that all required steps are completed prior to the expiration date.

Effects of Tenders

By tendering your Preferred Stock as set forth above, you irrevocably appoint the Exchange Agent and the Company and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Preferred Stock tendered and accepted by us, including to (i) transfer the tendered Preferred Stock to, or to the order of, the Company and (ii) surrender the tendered Preferred Stock and instruct the Exchange Agent to deliver the underlying Preferred Stock to, or to the order of, the Company. Such appointment will be automatically revoked if we do not accept all of the Preferred Stock that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Preferred Stock and therefore shall not be revocable; provided that the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Preferred Stock is validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Preferred Stock in the Exchange Offer, and our determination shall be final and binding, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the right to reject any and all tenders from the holders of Preferred Stock in the Exchange Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful. No alternative, conditional or contingent tenders will be accepted and no fractional Preferred Stock will be exchanged.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Exchange Offer, including the absolute right to waive any defect or irregularity in the tender of any Preferred Stock in the Exchange Offer. No tender of Preferred Stock in the Exchange Offer will be deemed to have been made until all defects and irregularities in the tender of such Preferred Stock in the Exchange Offer have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Preferred Stock in the Exchange Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding, subject to a challenge to our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary.

Withdrawal of Tenders

You may validly withdraw Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer, which is 11:59 p.m., New York City Time, on September 11, 2020, unless we extend it. Any Preferred Stock not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Preferred Stock that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you tendered Preferred Stock pursuant to the procedures for a book-entry transfer, a withdrawal of Preferred Stock will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Exchange Offer or, if your Preferred Stock is not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

If we extend the Exchange Offer, are delayed in our acceptance of the Preferred Stock or are unable to accept Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may retain tendered Preferred Stock, and that Preferred Stock may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the Preferred Stock so withdrawn is validly re-tendered and not properly withdrawn. Properly withdrawn Preferred Stock may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, our Manager, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Preferred Stock properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Listing

The Common Stock and Preferred Stock are all currently, and following expiration of the Exchange Offer, are all expected to remain, listed and traded on the NYSE.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Preferred Stock pursuant to the Exchange Offer. We intend to make all required filings under the Exchange Act.

Exchange Agent

We have retained American Stock Transfer & Trust Company, LLC as the Exchange Agent. We will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer and reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of Preferred Stock, respond to inquiries of and provide information to holders of Preferred Stock in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Exchange Offer Fees and Expenses

We will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer and related documents to the beneficial owners of Preferred Stock and in handling or forwarding of Preferred Stock by their customers.

In connection with the Exchange Offer, our officers, directors and employees may solicit tenders from the holders of Preferred Stock by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. They will not be separately compensated for these services.

No brokerage commissions will be payable by tendering holders of Preferred Stock to us or the Information Agent. Holders who tender their Preferred Stock through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is listed for trading on the NYSE under the symbol “MITT.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Common Stock, as reported on the NYSE. The last reported sale price of our Common Stock on the NYSE on August 13, 2020 was $2.99 per share of Common Stock.

2018	High	Low
First Quarter	$19.01	$16.31
Second Quarter	19.69	17.00
Third Quarter	19.60	17.93
Fourth Quarter	18.36	15.52
Full Year	19.69	15.52

2019	High	Low
First Quarter	$18.49	$15.62
Second Quarter	17.32	15.25
Third Quarter	16.51	14.86
Fourth Quarter	16.05	14.67
Full Year	18.49	14.67

2020	High	Low
First Quarter	$16.70	$2.00
Second Quarter	7.89	1.46

	Amount of Cash Dividends (amount in millions)	Cash Dividends Paid per Share of Common Stock
Dividends Paid for Quarter Ended:
March 31, 2018	$13.393	$0.475 per share
June 30, 2018	$14.100	$0.50 per share
September 30, 2018	$14.369	$0.50 per share
December 31, 2018	$14.372	$0.50 per share
March 31, 2019	$16.352	$0.50 per share
June 30, 2019	$16.355	$0.50 per share
September 30, 2019	$14.731	$0.45 per share
December 31, 2019	$14.734	$0.45 per share
March 31, 2020	$—	$—
June 30, 2020	$—	$—

In March 2020, our Board of Directors approved a suspension of our quarterly dividends on our Common Stock, beginning with the Common Stock dividend that normally would have been declared in March 2020, in order to conserve capital and improve our liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Common Stock for the foreseeable future.

Market Price of and Dividends on the Series A Preferred

Our Series A Preferred is listed for trading on the NYSE under the symbol “MITT PrA.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series A Preferred, as reported on the NYSE. The last reported sale price of our Series A Preferred on the NYSE on August 13, 2020 was $16.45.

2018	High	Low
First Quarter	$25.91	$24.88
Second Quarter	25.79	25.16
Third Quarter	26.00	25.41
Fourth Quarter	25.65	22.58
Full Year	26.00	22.58

2019	High	Low
First Quarter	$25.60	$24.13
Second Quarter	26.00	25.27
Third Quarter	26.20	25.27
Fourth Quarter	25.90	25.25
Full Year	26.20	24.13

2020	High	Low
First Quarter	$26.13	$3.29
Second Quarter	16.18	2.55

	Amount of Cash Dividends (amounts in millions)	Cash Dividends Paid Per Series A Preferred
Dividends Paid for Quarter Ended:
March 31, 2018	$1.067		$0.51563 per share
June 30, 2018	$1.067		$0.51563 per share
September 30, 2018	$1.067		$0.51563 per share
December 31, 2018	$1.067		$0.51563 per share
March 31, 2019	$1.067		$0.51563 per share
June 30, 2019	$1.067		$0.51563 per share
September 30, 2019	$1.067		$0.51563 per share
December 31, 2019	$1.067		$0.51563 per share
March 31, 2020	$1.067		$0.51563 per share
June 30, 2020	$—	$	— per share

In March 2020, our Board of Directors approved a suspension of our quarterly dividends on our Series A Preferred, beginning with the Series A Preferred dividend that normally would have been declared in May 2020, in order to conserve capital and improve our liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Series A Preferred for the foreseeable future.

Market Price of and Dividends on the Series B Preferred

Our Series B Preferred is listed for trading on the NYSE under the symbol “MITT PrB.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Series B Preferred, as reported on the NYSE. The last reported sale price of our Series B Preferred on the NYSE on August 13, 2020 was $16.61.

2018	High	Low
First Quarter	$25.31	$24.50
Second Quarter	25.71	24.85
Third Quarter	25.79	25.12
Fourth Quarter	25.43	22.56
Full Year	25.79	22.56

2019	High	Low
First Quarter	$25.96	$24.00
Second Quarter	26.17	25.37
Third Quarter	26.74	25.13
Fourth Quarter	25.80	25.13
Full Year	26.74	24.00

2020	High	Low
First Quarter	$26.32	$3.50
Second Quarter	15.85	2.36

	Amount of Cash Dividends (amounts in millions)	Cash Dividends Paid Per Series B Preferred
Dividends Paid for Quarter Ended:
March 31, 2018	$2.300	$0.50 per share
June 30, 2018	$2.300	$0.50 per share
September 30, 2018	$2.300	$0.50 per share
December 31, 2018	$2.300	$0.50 per share
March 31, 2019	$2.300	$0.50 per share
June 30, 2019	$2.300	$0.50 per share
September 30, 2019	$2.300	$0.50 per share
December 31, 2019	$2.300	$0.50 per share
March 31, 2020	$2.300	$0.50 per share
June 30, 2020	$—	$—

In March 2020, our Board of Directors approved a suspension of our quarterly dividends on our Series B Preferred, beginning with the Series B Preferred dividend that normally would have been declared in May 2020, in order to conserve capital and improve our liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Series B Preferred for the foreseeable future.

Market Price of and Dividends on the Series C Preferred

Our Series C Preferred are listed for trading on the NYSE under the symbol “MITT PrC.”

The Series C Preferred commenced trading on the NYSE on September 12, 2019. The following table sets forth, for the periods indicated, the high and low sales prices for our Series C Preferred, as reported on the NYSE. The last reported sale price of our Series C Preferred on the NYSE on August 13, 2020 was $16.50.

2019	High	Low
Third Quarter	$25.79	$24.98
Fourth Quarter	26.80	25.45
Full Year	26.80	24.98

2020	High	Low
First Quarter	$27.15	$2.90
Second Quarter	15.61	2.12

	Amount of Cash Dividends (amounts in millions)	Cash Dividends Paid Per Series C Preferred
Dividends Paid for Quarter Ended:
December 31, 2019	$2.300	$0.50 per share
March 31, 2020	$2.300	$0.50 per share
June 30, 2020	$—	$—

In March 2020, our Board of Directors approved a suspension of our quarterly dividends on our Series C Preferred, beginning with the Series C Preferred dividend that normally would have been declared in May 2020, in order to conserve capital and improve our liquidity position during the market volatility due to the COVID-19 pandemic. Based on current conditions for the Company, we do not anticipate paying dividends on our Series C Preferred for the foreseeable future.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of Preferred Stock and of holders of the Common Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Articles of Amendment and Restatement (as amended), Articles Supplementary for each of the Series A Preferred, Series B Preferred and Series C Preferred, applicable Maryland law and other documents referred to and incorporated by reference herein. We urge you to read these documents for a more complete understanding of the differences between the Preferred Stock and the Common Stock.

Voting Rights:	Common Stock: One vote per share on all matters submitted to stockholders.
Series A Preferred and Series B Preferred: No voting rights other than:
•

Whenever dividends on any shares of Series A Preferred or Series B Preferred are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred or Series B Preferred is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred or Series B Preferred (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred or Series B Preferred in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred or Series B Preferred or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred or Series B Preferred in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred or Series B Preferred for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series A Preferred or Series B Preferred to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred or Series B Preferred shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred or Series B Preferred (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred or Series B Preferred in the election of such directors) pursuant to these voting rights exceed two.

•

If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred or Series B Preferred as described above, then the holders of record of at least 25% of the outstanding Series A Preferred or Series B Preferred may designate a holder to call the meeting at our expense.

•

So long as any shares of Series A Preferred or Series B Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred or Series B Preferred outstanding at the time and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, voting together as a class, (i) authorize or create, or increase the number of authorized or issued shares of any class or series of capital stock ranking senior to the Series A Preferred or Series B Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or Series B Preferred (each, an “Event ”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series A Preferred or Series B Preferred remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred or Series B Preferred and, provided further, that any increase in the number of the authorized shares of Preferred Stock, including the Series A Preferred or Series B Preferred, or the creation or issuance of any additional shares of Series A Preferred or Series B Preferred or other class or series of Preferred Stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series A Preferred or Series B Preferred that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing sentence, holders of any series of Preferred Stock ranking on a parity with the Series A Preferred or Series B Preferred that we may issue shall not be entitled to vote together as a class with the holders of Series A Preferred or Series B Preferred on any amendment, alteration or repeal of any provision of the charter unless such action affects the holders of the Series A Preferred or Series B Preferred and such other series of Preferred Stock equally, in which event approval of any such amendment, alteration or repeal will require the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred or Series B Preferred outstanding at the time, voting separately as a class.

Series C Preferred: No voting rights other than:
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Whenever dividends on any shares of Series C Preferred are in arrears for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, including the Series A Preferred and Series B Preferred) and the holders of Series C Preferred, voting as a single class with the holders of the Series A Preferred, Series B Preferred, and all other classes or series of Preferred Stock ranking on a parity with the Series C Preferred as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and all other classes or series of Preferred Stock we may issue and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after our receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Company, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Company, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Company until all dividends accumulated on the Series C Preferred for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of Series C Preferred to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series C Preferred shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series C Preferred (voting together as a single class with the Series A Preferred, Series B Preferred and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) pursuant to these voting rights exceed two. The directors elected by the holders of Series C Preferred and the holders of the Series A Preferred, Series B Preferred and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series C Preferred when they have these voting rights and the holders of Series A Preferred, Series B Preferred and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

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If a special meeting is not called by us within 30 days after request from the holders of Series C Preferred as described above, then the holders of record of at least 25% of the outstanding Series C Preferred may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.

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So long as any shares of Series C Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and each other class or series of Preferred Stock ranking on a parity with the Series C Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Company and upon which like voting rights have been conferred and are exercisable (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series C Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Company into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the charter, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series C Preferred remains outstanding with the terms thereof materially unchanged, or the holders of Series C Preferred receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred, taking into account that, upon the occurrence of any such Event, we may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C Preferred; and, provided further, that any increase in the amount of the authorized or issued Series C Preferred, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the Series C Preferred that we may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series C Preferred.

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If any amendment, alteration or repeal of any provision of the charter would materially and adversely affect the rights, preferences, privileges or voting rights of the Series C Preferred disproportionately relative to other classes or series of preferred stock ranking on a parity with the Series C Preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred (voting as a separate class) shall also be required.

Dividend Rights:

Common Stock: The payment of dividends on our Common Stock is at the discretion of our Board of Directors and subject to funds legally available therefor. No cash dividends can be paid on any of our Common Stock until all accumulated and unpaid dividends on our Preferred Stock are paid in full.

Preferred Stock: The Series A Preferred was issued with an annual dividend equivalent to 8.25% of its initial $25.00 per share liquidation preference, the Series B Preferred was issued with an annual dividend equivalent to 8.00% of its initial $25.00 per share liquidation preference and the Series C Preferred was issued with an initial fixed annual dividend equivalent to 8.000% of its initial $25.00 per share liquidation preference up to, but not including, September 17, 2024. Thereafter, dividends on the Series C Preferred will accumulate at a percentage of the $25.00 per share liquidation preference equal to an annual floating rate of the then three-month LIBOR rate plus a spread of 6.476%.

See “Market Price and Dividend Information” for a discussion of the suspension of dividends on the Common Stock and Preferred Stock.

Optional Redemption:	Common Stock: We do not have the right to redeem Common Stock.

Preferred Stock: We may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, the Series B Preferred and (commencing September 17, 2024) the Series C Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Redemption:	Common Stock: We do not have the right to redeem Common Stock.

Preferred Stock: Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, the Series B Preferred or the Series C Preferred, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change Of Control Conversion Date (as defined in the Articles Supplementary for the Preferred Stock), we have provided notice of our election to redeem some or all of the shares of the Series A Preferred, Series B Preferred or the Series C Preferred (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special redemption right), the holders of Preferred Stock will not have the change of control conversion right described below under “-Optional Conversion” with respect to the shares called for redemption. A “Change of Control” is deemed to occur when, after the original issuance of the Preferred Stock, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Mandatory Redemption:	Common Stock: Holders have no right to require redemption.
Preferred Stock: Holders have no right to require redemption.

Optional Conversion:	Common Stock: Not convertible.

Preferred Stock: Upon the occurrence of a Change of Control, each holder of Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Preferred Stock held by such holder as described above under “-Optional Redemption” or “-Special Redemption,” in which case such holder will have the right only with respect to shares of Preferred Stock that are not called for redemption) to convert some or all of the Preferred Stock held by such holder, or the change of control conversion right, on the change of control conversion date into a number of shares of our common stock per share of Preferred Stock, (the “Common Stock Conversion Consideration”), equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the change of control conversion date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined in the Articles Supplementary for the Preferred Stock (such quotient, the Conversion Rate); and

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(i) in the case of the Series A Preferred, 2.2810 (the share cap), subject to certain adjustments as described in the Articles Supplementary for the Series A Preferred, (ii) in the case of the Series B Preferred, 2.1195 (the share cap) subject to certain adjustments as described in the Articles Supplementary for the Series B Preferred and (iii) in the case of the Series C Preferred, 3.23206 (the share cap), subject to certain adjustments as described in the Articles Supplementary for the Series C Preferred.

Forced Conversion:	Common Stock: We have no right to force conversion of Common Stock into another security.

Preferred Stock: We have no right to force a conversion of the Preferred Stock into another security, except by amending the terms of the Articles Supplementary for a series of the Preferred Stock with the approval of the holders of two-thirds of the outstanding Preferred Stock, ranking on a parity with the series of Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Company and upon which like voting rights have been conferred and are exercisable, voting as a class and the approval of the holders of the majority of the outstanding Common Stock.

Liquidation:	Common Stock: Distributions may only be made to holders of Common Stock if liquidation preferences of preferred stock are satisfied.

Preferred Stock: Preferred Holders are entitled to receive out of the assets of the Company legally available for distribution to stockholders an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Company that rank junior to the Preferred Stock as to liquidation rights.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations to holders of our Preferred Stock that participate in the Exchange Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a stockholder’s decision to participate in the Exchange Offer in light of their personal circumstances or to certain types of stockholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, employee stock ownership plans, regulated investment companies or REITs, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates, persons that have a principal place of business or “tax home” outside of the United States, persons subject to special rules under Code Section 892, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, “S” corporations, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, persons required to report income no later than when such income is reported on an “applicable financial statement,” “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, or persons subject to the alternative minimum tax. This discussion addresses only holders of our Preferred Stock who are U.S. holders and non-U.S. holders (as defined below). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular stockholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws).

In addition, this discussion is limited to persons who hold our Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. holder” means a beneficial owner of Preferred Stock or Common Stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Preferred Stock or Common Stock that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Preferred Stock or Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offer.

Stockholders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the Internal Revenue Service (“IRS”). Except as discussed herein, we have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. Stockholders are urged to consult with their own tax advisors to determine the specific consequences of participating in the Exchange Offer.

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

Receipt of Common Stock in the Exchange Offer

Subject to the discussion below under “Treatment of Accumulated and unpaid Dividends on Preferred Stock,” if a U.S. holder receives solely Common Stock in exchange for its Preferred Stock in the Exchange Offer, such U.S. holder will generally be treated as having exchanged Preferred Stock for Common Stock in a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code and such U.S. holder will generally not recognize gain or loss for U.S. federal income tax purposes. A U.S. holder’s tax basis in the Common Stock received in the Exchange Offer will generally be the same as the U.S. holder’s adjusted tax basis in the Preferred Stock that such U.S. holder tendered in the Exchange Offer. A U.S. holder’s holding period in the Common Stock received in the Exchange Offer will include the holding period during which such U.S. holder held the Preferred Stock that such U.S. holder tendered in the Exchange Offer.

Treatment of Accumulated and Unpaid Dividends on Preferred Stock

As noted above, the receipt of Common Stock in exchange for Preferred Stock in the Exchange Offer generally will be treated as a “recapitalization” for U.S. federal income tax purposes. In March 2020, the Company announced that the Board of Directors approved a suspension of the quarterly dividend on the Preferred Stock beginning with the dividend that would have been declared in May 2020, and does not anticipate paying dividends on the Preferred Stock for the foreseeable future. Therefore, the Company expects that at the time of the exchange pursuant to the Exchange Offer, the Preferred Stock will have accumulated and unpaid dividends. Applicable Treasury Regulations provide that, even if the exchange is a “recapitalization,” it may nonetheless be deemed to result in a distribution if (i) the “recapitalization” is conducted pursuant to a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits or (ii) a stockholder owning Preferred Stock exchanges the Preferred Stock for other stock in a “recapitalization” and the exchange results in a proportionate increase in the exchanging Preferred Stock holders’ interest in our assets or earnings and profits. With respect to (ii), under applicable Treasury Regulations, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the Preferred Stock surrendered. We do not expect the recapitalization to meet either of the circumstances described above. However, if either of the circumstances described above were satisfied, or if the IRS otherwise takes the position that a portion of the Common Stock is allocable to the accumulated and unpaid dividends, an exchanging stockholder may be treated as having received a distribution that would be treated as a dividend for U.S. federal income tax purposes if and to the extent the Company has earnings and profits. The Company does not expect to have earnings and profits at the time of the Exchange Offer, nor at the end of the current taxable year. Each stockholder is urged to consult its own tax advisor concerning the application of these rules.

Certain Reporting Requirements

If a U.S. holder tenders Preferred Stock and receives Common Stock in exchange therefor, the U.S. holder may be required to retain in its records, and file with its U.S. federal income tax return for the taxable year in which the exchange takes place, a statement setting forth all of the relevant facts in respect of the non-recognition of gain or loss upon such exchange, including: (a) tax basis in the Preferred Stock tendered in the exchange; and (b) the fair market value of the Common Stock received in the exchange as of the effective time of the exchange. Each stockholder is urged to consult its own tax advisor concerning any information reporting requirements applicable to the Exchange Offer.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Tax Consequences to Tendering Non-U.S. Holders in the Exchange Offer

The following discussion applies only to non-U.S. holders. Subject to the discussion below concerning FIRPTA (as defined below), if a non-U.S. holder tenders Preferred Stock in the Exchange Offer, the exchange will be treated in the same manner as if such person was a U.S. holder as described above, provided, that:

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any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

•	the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

As discussed above, the Company does not expect the recapitalization to meet either of the circumstances discussed above that would give rise to a deemed distribution. Further, the Company does not expect to have earnings and profits at the time of the Exchange Offer, nor at the end of the current taxable year. As such, the company does not expect any portion of the Common Stock exchanged for the Preferred Stock pursuant to the Exchange Offer to constitute dividend income for U.S. federal income tax purposes. If, however, a portion of such Common Stock constitutes dividend income, and any amount of such dividend income is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

FIRPTA

The exchange of our Preferred Stock into our Common Stock may be a taxable exchange for a non-U.S. holder if our Preferred Stock constitutes a “United States real property interest” under the Foreign Investment in Real Property Act of 1980, or FIRPTA. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities such as Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA, and expect that neither our Preferred Stock nor our Common Stock constitutes a United States real property interest.

Even if at least 50% of our assets are found to consist of interests in real property, our Preferred Stock nonetheless will not constitute a United States real property interest if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity. No assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Preferred Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, an exchange of Preferred Stock into our Common Stock should not be subject to tax under FIRPTA, provided that the Non-U.S. holder held 10% or less of the class of Preferred Stock at all times during a specified testing period. Our Preferred Stock is publicly traded on an established securities market, and we expect that the Preferred Stock will continue to be “regularly traded” until the time of the Exchange Offer.

If our Preferred Stock constitutes a United States real property interest and the regularly-traded exception discussed above does not apply, and certain FIRPTA-related reporting requirements are not satisfied, however, an exchange will be treated as a taxable exchange of Preferred Stock for our Common Stock. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., a corporate or a non-corporate stockholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s Common Stock received over such non-U.S. holder’s adjusted basis in its Preferred Stock. Collection of such tax will be enforced by a refundable withholding tax at a rate of 15% of the value of the Common Stock.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Tax Consequences to Non-Tendering Holders of Preferred Stock in the Exchange Offer

Non-tendering holders of Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Each such non-tendering holder’s adjusted tax basis and holding period in its Preferred Stock will remain unchanged.

Tax Consequences to the Company of the Exchange Offer

Loss and Credit Carryforwards

Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as greater than 50% increase (by value) in the stock ownership of 5-percent stockholders over a three year period), our ability to use our pre-change loss carryforwards (which may be significant), recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. The same restrictions on the utilization of loss and tax credit carryforwards would generally apply equally to our taxable REIT subsidiaries. The Exchange Offer may result in an ownership change. However, we have not assessed whether an ownership change will occur as a result of the Exchange Offer.

Other Tax Consequences

State or local taxation may apply to the Company and its stockholders in various state or local jurisdictions, including those in which the Company or its stockholders transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, stockholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on the Exchange Offer and on an investment in the Company. In addition, a stockholder may be subject to taxation and reporting requirements outside of the United States in respect of the Exchange Offer. Investors are urged to consult their own tax advisors as to state, local, foreign, and other tax consequences of the Exchange Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF THE EXCHANGE OFFER. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

MISCELLANEOUS

We are not making the Exchange Offer in any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable state law, we will make a good faith effort to comply with any such state law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders from the holders of Preferred Stock be accepted from or on behalf of) the holders residing in such U.S. jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Exchange Offer and, if given or made, such information or representation must not be relied upon as having been authorized.

Recipients of this Offer to Exchange and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the shares of Preferred Stock outstanding as of the date of this Offer to Exchange were either issued in an offering that was registered pursuant to the Securities Act or are otherwise freely tradable under U.S. securities laws, other than any Preferred Stock held by our affiliates. The issuance of any shares of Common Stock upon exchange of the Preferred Stock is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding Preferred Stock was either registered under the Securities Act or is otherwise freely tradable under U.S. securities laws, we expect that all of our shares of Common Stock issued in the Exchange Offer to persons not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. Any shares of Common Stock issued in the Exchange Offer to persons or entities who are affiliated with us would not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

The Exchange Agent for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call: (877) 248-6417 or (718) 921-8317
By facsimile transmission: (718) 234-5001

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street—22nd Floor
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 488-8035
Email: MITT@dfking.com

Additional copies of this offer to exchange may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof should be directed to the Information Agent.